                                                                  EXHIBIT (a)(1)

                                MGM GRAND, INC.

  OFFER TO PURCHASE FOR CASH UP TO 6,000,000 SHARES OF ITS COMMON STOCK AT A
                      PURCHASE PRICE OF $35.00 PER SHARE

 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW
   YORK CITY TIME, ON FRIDAY, JULY 31, 1998, UNLESS THE OFFER IS EXTENDED.


  MGM Grand, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock, par value $.01 per share (the "Shares"), to the Company at a price of $35.00 per Share in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). The Company will pay $35.00 per Share, net to the seller in cash (the "Purchase Price"), for Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms hereof. The Company reserves the right, in its sole discretion, to purchase more than 6,000,000 Shares pursuant to the Offer.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  The Shares are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "MGG." On June 22, 1998, the last full trading day on the NYSE prior to the announcement by the Company of the price of and the number of Shares sought in the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $26.625. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS, SENIOR EXECUTIVE OFFICERS OR PRINCIPAL STOCKHOLDER INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                     THE DEALER MANAGER FOR THE OFFER IS:

                              MERRILL LYNCH & CO.

              The Date of this Offer to Purchase is July 2, 1998.

                                   IMPORTANT

  Any stockholders desiring to tender all or any portion of their Shares should either: (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to ChaseMellon Shareholder Services, LLC (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 3, or (ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. Stockholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3. TO EFFECT A VALID TENDER OF SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included or incorporated by reference in this Offer to Purchase contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities, as well as other capital spending, financing sources, the effects of regulation (including gaming and tax regulations) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in interest rates), domestic or global economic conditions (including sensitivity to fluctuations in foreign currencies), changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including legalization of gaming in certain jurisdictions) and the requirement to apply for licenses and approvals under applicable jurisdictional laws and regulations (including gaming laws and regulations).

                                    SUMMARY

  This general summary is provided for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.



 Number of Shares to be Purchased 6,000,000 Shares.
 Purchase Price                   $35.00 net to the seller in cash.

 How to Tender Shares             See Section 3. CALL THE INFORMATION AGENT
                                  (CHASEMELLON SHAREHOLDER SERVICES, LLC) AT
                                  (800) 953-2497 OR CONSULT YOUR BROKER FOR
                                  ASSISTANCE.

 Brokerage Commissions            None.

 Stock Transfer Tax               None, if payment is made to the registered
                                  holder.

 Expiration and Proration Dates   Friday, July 31, 1998, at 5:00 p.m., New York
                                  City time, unless extended by the Company.

 Payment Date                     As soon as practicable after the Expiration
                                  Date.

 Position of the Company          Neither the Company nor its Board of
                                  Directors makes any recommendation to any
                                  stockholder as to whether to tender or
                                  refrain from tendering Shares. The Company
                                  has been advised that none of its directors,
                                  senior executive officers or principal
                                  stockholder intends to tender any Shares
                                  pursuant to the Offer.

 Withdrawal Rights                Tendered Shares may be withdrawn at any time
                                  until 5:00 p.m., New York City time, on
                                  Friday, July 31, 1998 (unless the Offer is
                                  extended by the Company) and, unless
                                  previously purchased, at any time after 12:00
                                  midnight, New York City time, on Thursday,
                                  August 27, 1998. See Section 4.

 Odd Lots There will be no proration of Shares tendered by any stockholder owning beneficially fewer than 100 Shares in the aggregate as of the close of business on June 30, 1998 and as of the Expiration Date, who tenders all such Shares prior to the Expiration Date and who checks the "Odd Lots" box in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

 Further Developments             Call the Information Agent or consult your
                                  broker.

  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----
Summary...................................................................   3
Introduction..............................................................   5

The Offer.................................................................   6
 1. Number of Shares; Proration...........................................   6
 2. Tenders by Owners of Fewer than 100 Shares............................   8
 3. Procedure for Tendering Shares........................................   8
 4. Withdrawal Rights.....................................................  12
 5. Purchase of Shares and Payment of Purchase Price......................  13
 6. Certain Conditions of the Offer.......................................  14
 7. Price Range of Shares.................................................  16
 8. Background and Purpose of the Offer; Certain Effects of the Offer.....  16
 9. Interests of Directors and Executive Officers; Transactions and
    Arrangements Concerning the Shares....................................  17
10. Source and Amount of Funds............................................  18
11. Certain Information about the Company.................................  19
12. Effect of the Offer on the Market for Shares; Registration under the
    Exchange Act..........................................................  24
13. Certain Legal Matters.................................................  24
14. Certain United States Federal Income Tax Consequences.................  25
15. Extension of the Offer; Termination; Amendment........................  30
16. Fees and Expenses.....................................................  31
17. Miscellaneous.........................................................  31

SCHEDULE I--Certain Transactions Involving Shares.........................  33

To the holders of shares of Common Stock of MGM Grand, Inc.:

                                 INTRODUCTION

  MGM Grand, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock, par value $.01 per share (the "Shares"), to the Company at a price of $35.00 per Share in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer").

  The Company will pay $35.00, net to the seller in cash (the "Purchase Price"), for all Shares validly tendered prior to the Expiration Date (as defined in Section 1) and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms described below. The Company reserves the right, in its sole discretion, to purchase more than 6,000,000 Shares pursuant to the Offer.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  If, before the Expiration Date, more than 6,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares and then on a pro rata basis from all other stockholders who validly tender Shares (and do not withdraw them prior to the Expiration Date). The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares not purchased because of proration. The Purchase Price will be paid net to the tendering stockholder in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS, SENIOR EXECUTIVE OFFICERS OR PRINCIPAL STOCKHOLDER INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

  On June 23, 1998, the Company announced its intention to make an offer to purchase up to 6,000,000 Shares at $35.00 per Share as part of a 12,000,000 Share repurchase program, with the Offer to commence on July 2, 1998. The Company is making the Offer because it believes (i) the Shares to be significantly undervalued in the public market;
(ii) in light of the Company's strong financial position and excess cash balances due to slower than anticipated expenditures related to the Atlantic City and Detroit developments, investing in the Company's Shares represents an attractive use of the Company's capital and an efficient way to provide value to the Company's stockholders; and (iii) the Offer will afford to those stockholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. After the Offer is completed, the Company expects to have sufficient cash, cash flow and access to other sources of capital to fund its operations and capital projects, including the on-going transformation of MGM Grand Las Vegas into the City of Entertainment and the proposed hotel/casino developments in Atlantic City, New Jersey and Detroit, Michigan.

  Stockholders who are participants in the Company's Employee Stock Purchase Plan (the "Purchase Plan") may instruct ChaseMellon Shareholder Services, LLC, as administrator of the Purchase Plan, to tender part or all of the Shares credited to a participant's account in the Purchase Plan by following the instructions set forth in "Procedure for Tendering Shares--Employee Stock Purchase Plan" in Section 3.

  As of June 30, 1998, there were 58,001,480 Shares outstanding and 4,426,786 Shares issuable upon exercise of outstanding stock options under the Company's stock option plans (the "Options"). The 6,000,000 Shares that the Company is offering to purchase represent approximately 10.3% of the outstanding Shares (approximately 9.6% assuming the exercise of all outstanding Options). The Shares are listed on the New York Stock Exchange, Inc. ("NYSE") under the symbol "MGG." On June 22, 1998, the last full trading day on the NYSE prior to the announcement by the Company of the Purchase Price of and the number of Shares sought in the Offer, the closing per Share sales price, as reported on the NYSE Composite Tape, was $26.625. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION

  Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 6,000,000 Shares or such lesser number of Shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 4) at a net cash price of $35.00 per Share. The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, July 31, 1998, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to
Section 2, if the Offer is oversubscribed, Shares tendered before the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

  The Company reserves the right, in its sole discretion, to purchase more than 6,000,000 Shares pursuant to the Offer. See Section 15. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the fee of Merrill Lynch & Co. (the "Dealer Manager"), the

Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date and not withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

  If the number of Shares validly tendered and not withdrawn prior to the Expiration Date is less than or equal to 6,000,000 Shares (or such greater number of Shares as the Company may elect to purchase), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

  Priority. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 6,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

  (i) all Shares validly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who:

     (a) tenders all Shares beneficially owned by such Odd Lot Owner (partial tenders will not qualify for this preference); and

     (b) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

  (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered and not withdrawn prior to the Expiration Date on a pro rata basis.

  Proration. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering Shares (other than Odd Lot Owners) shall be based on the ratio of the number of Shares tendered by such stockholder to the total number of Shares tendered by all stockholders (other than Odd Lot Owners). This ratio will be applied to stockholders tendering Shares (other than Odd Lot Owners) to determine the number of Shares that will be purchased from each such stockholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders can obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

  As described in Section 14, the number of Shares that the Company will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

  This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares as of June 30, 1998 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. TENDERS BY OWNERS OF FEWER THAN 100 SHARES

  The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered and not withdrawn on or prior to the Expiration Date by or on behalf of stockholders who beneficially owned as of the close of business on June 30, 1998, and continue to beneficially own as of the Expiration Date, an aggregate of fewer than 100 Shares ("Odd Lot Owners"). To avoid proration, however, an Odd Lot Owner must validly tender all such Shares that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to partial tenders or to owners of 100 or more Shares in the aggregate, even if such owners have separate stock certificates for fewer than 100 such Shares. Any Odd Lot Owner wishing to tender all such Shares beneficially owned by such stockholder pursuant to this Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. See Section 3. Stockholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their Shares in transactions on the NYSE.

  The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who tendered all Shares beneficially owned and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

3. PROCEDURE FOR TENDERING SHARES

  Proper Tender of Shares. For Shares to be validly tendered pursuant to the
Offer:

  (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

  (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

  In addition, Odd Lot Owners who tender all Shares must complete the section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

  Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or savings and loan association) having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In this regard see Section 5 for information with respect to applicable stock transfer taxes. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

  (i) such tender is made by or through an Eligible Institution;

  (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

  (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

  If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to such stockholder.

  Backup Federal Income Tax Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. Certain stockholders, including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations), are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See Instructions 9 and 10 of the Letter of Transmittal.

  TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

  For a discussion of certain United States federal income tax consequences to tendering stockholders, see Section 14.

  Withholding For Foreign Stockholders. Even if a foreign stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States; (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income taxation regardless of the source of such income; or (iv) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instructions 9 and 10 of the Letter of Transmittal.

  Employee Stock Purchase Plan. As of June 26, 1998, the Purchase Plan owned 37,924 Shares. Shares credited to participants' accounts under the Purchase Plan will be tendered by ChaseMellon Shareholder Services, LLC, as administrator, according to instructions provided to the administrator from participants in the Purchase Plan. Shares for which the administrator has not received timely instructions from participants will not be tendered. The administrator will make available to the participants whose accounts are credited with Shares under the Purchase Plan all documents furnished to stockholders generally in connection with the Offer. Each participant may direct that all, some or none of the Shares credited to the participant's account under the Purchase Plan be tendered and the price at which such participant's Shares are to be tendered. Participants in the Purchase Plan are urged to read the Letter of Transmittal and related materials carefully.

  Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (i) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to the Company that
(i) such stockholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

  Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares or any particular stockholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

  CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 midnight, New York City time, on Thursday, August 27, 1998.

  For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

  All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be retendered before the Expiration Date by again following any of the procedures described in Section 3.

  If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

  Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay the Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

  Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Certificates for all Shares not purchased, including all Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer without expense to the tendering stockholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

  ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after July 2, 1998 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

(a) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer; or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

(b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above; or

(c) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have in the sole judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares or on the proposed financing for the Offer; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on July 1, 1998; or

(d) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries taken as a whole; or

(e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that
    (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares; or

(f) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares.

  The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an on-going right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7. PRICE RANGE OF SHARES

  The Shares are listed on the NYSE. The high and low closing prices per Share on the NYSE Composite Tape as compiled from published financial sources for the periods indicated are listed below:

                                                                 HIGH     LOW
                                                               -------- --------
   FISCAL 1996
     1st Quarter.............................................. $39.75   $22.75
     2nd Quarter..............................................  47.875   38.375
     3rd Quarter..............................................  43.25    35.50
     4th Quarter..............................................  45.125   34.125
   FISCAL 1997
     1st Quarter.............................................. $40.00   $32.875
     2nd Quarter..............................................  40.125   32.375
     3rd Quarter..............................................  43.75    32.9375
     4th Quarter..............................................  44.8125  34.50
   FISCAL 1998
     1st Quarter.............................................. $39.1875 $33.625
     2nd Quarter..............................................  35.125   26.625

  On June 22, 1998, the last full trading day on the NYSE prior to the announcement by the Company of the Purchase Price and the number of Shares sought in the Offer, the closing per Share price on the NYSE was $26.625. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

8. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

  On June 23, 1998, the Company announced its intention to make an offer to purchase up to 6,000,000 Shares at $35.00 per Share as part of a 12,000,000 Share repurchase program, with the Offer to commence on July 2, 1998. The Company is making the Offer because it believes (i) the Shares to be significantly undervalued in the public market; (ii) in light of the Company's strong financial position and excess cash balances due to slower than anticipated expenditures related to the Atlantic City and Detroit developments, investing in the Company's Shares represents an attractive use of the Company's capital and an efficient way to provide value to the Company's stockholders; and (iii) the Offer will afford to those stockholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. After the Offer is completed, the Company expects to have sufficient cash, cash flow and access to other sources of capital to fund its operations and capital projects, including the ongoing transformation of the MGM Grand Hotel/Casino in Las Vegas, Nevada ("MGM Grand Las Vegas") into the City of Entertainment and the proposed hotel/casino developments in Atlantic City, New Jersey and Detroit, Michigan.

  The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to sell their Shares to the Company at $35.00 per Share. Any Odd Lot Owners whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots. To the extent the purchase of Shares in the Offer results in a reduction in the number of record or beneficial holders of Shares, the costs to the Company for services to stockholders will be reduced. Stockholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS, SENIOR EXECUTIVE OFFICERS OR PRINCIPAL STOCKHOLDER INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

  As set forth in the Company's press release dated June 23, 1998 and under "Certain Information about the Company," the Offer is part of the Company's program to repurchase an aggregate of 12,000,000 Shares. The Company anticipates that, depending on market conditions, the remaining Shares in the repurchase program may be acquired in the open market, in private transactions, through a tender offer or offers or otherwise. The Company may in the future also repurchase Shares outside of the repurchase program in the open market, in private transactions, through tender offers or otherwise, although no such purchases are presently contemplated. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 promulgated under the Exchange Act generally prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

  Shares the Company acquires pursuant to the Offer will be retained as treasury stock by the Company (unless and until the Company determines to retire such Shares) and will be available for the Company to issue without further stockholder action (except as required by applicable law or, if retired, the rules of any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

  As a result of the Offer, on June 23, 1998, Standard & Poor's revised its outlook on the Company to negative from stable, but reaffirmed the Company's corporate credit, bank loan and first mortgage note ratings at triple-"B'- minus. On June 24, 1998, Moody's Investors Service downgraded the Company's debt ratings to Ba1 from Baa3 and indicated that the rating outlook is stable.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

  As of June 30, 1998, there were 58,001,480 Shares outstanding and 4,426,786 Shares issuable upon exercise of all outstanding options. As of June 30, 1998, the Company's directors and executive officers as a group (15 persons) beneficially owned 37,173,389 Shares (including 788,400 Shares issuable to such persons upon exercise of Options exercisable within sixty days of such date ("Exercisable Options")) which constituted approximately 63.2% of the outstanding Shares (including Shares issuable if all Exercisable Options held by directors and executive officers were exercised) at such time. Included in the foregoing is an aggregate of 36,239,822 Shares which are held by Kirk Kerkorian and Tracinda Corporation, which is wholly owned by Mr. Kerkorian, representing approximately 62.5% of the outstanding Shares.

  If the Company purchases 6,000,000 Shares pursuant to the Offer (10.3% of the outstanding Shares as of June 30, 1998) and no director or executive officer tenders Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers as a group would beneficially own approximately 70.4% of the outstanding Shares (including Shares issuable on exercise of Exercisable Options held by directors and executive officers), and Mr. Kerkorian and Tracinda Corporation would beneficially own approximately 69.7% of the outstanding Shares.

  Based upon a recommendation from management in early June 1998 and, in light of the current competitive environment in Las Vegas and in order to retain qualified and talented personnel, the Compensation Committee of the Board of Directors of the Company approved an offer to employees to reprice their out-of-the-money options (covering an aggregate of 1,973,077 Shares, including options to purchase 494,500 Shares held by the Company's officers and directors). The original options had exercise prices ranging from $29.375 to $44.00, and the new options have an exercise price of $26.625. Such repricing offer will be made, subject to stockholder approval of an increase in the Shares subject to the Company's 1997 Employee Stock Option Plan, only to option holders who agree to accept the new price and certain conditions including (1) commencement of a new holding period for vesting of options (whether or not the initial options had vested) and (2) a one-year extension of employee employment contracts, at the Company's option, where applicable. The repricing offer will not be made to the Company's outside directors. Such repricing does not affect options held by the Chairman or the President of the Company.

  Except as set forth in this Offer to Purchase and in Schedule I hereto, based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

  Except as set forth in this Offer to Purchase, neither the Company or any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10. SOURCE AND AMOUNT OF FUNDS

  Assuming that the Company purchases 6,000,000 Shares pursuant to the Offer at a purchase price of $35.00 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $210.6 million. The Company estimates that substantially all of the funds necessary to pay such amounts will come from available cash, cash flow from operations and, to the extent necessary, existing credit facilities.

  Although the Company currently does not have specific plans, it may, depending on business and market conditions, refinance or replace all or a portion of the cash used to purchase Shares in the Offer with proceeds from sales of debt or equity securities or such other financing as the Company deems appropriate.

11. CERTAIN INFORMATION ABOUT THE COMPANY

  The Company is an entertainment, hotel and gaming company headquartered in Las Vegas, Nevada. The Company owns and operates the MGM Grand Las Vegas, the MGM Grand Hotel/Casino in Darwin, Australia, owns a 50% interest in, and is a joint operator of, the New York-New York Hotel/Casino in Las Vegas and manages casinos in South Africa. The Company is also planning to construct destination hotel/casino resorts in Atlantic City, New Jersey and Detroit, Michigan.

  On June 23, 1998, the Company announced that while hotel occupancy in the second quarter of 1998 has been in the high 90th percentile, it anticipates that a lower than average table games hold percentage at MGM Grand Las Vegas will result in second quarter earnings in a range of $.25 to $.30 per share. The table games hold percentage is expected to be in the low teens compared with an industry average of 18% to 20%.

  The Company was incorporated in the State of Delaware in January 1986. The executive offices of the Company are located at 3799 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The Company's mailing address is P.O. Box 98655, Las Vegas, Nevada 89193, and its telephone number is (702) 891-3333.

  Historical Financial Information. The table below sets forth historical summary consolidated financial information of the Company and its subsidiaries. The historical financial information for fiscal years 1996 and 1997 has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and the interim consolidated financial statements of the Company as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998. Such Form 10-K and Form 10-Q are incorporated herein by reference. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited financial statements and the related notes thereto from which it has been derived. Copies of the Company's periodic reports may be inspected or obtained from the Commission in the manner specified in "Additional Information" below.

                        MGM GRAND, INC. AND SUBSIDIARIES
             HISTORICAL SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 FOR THE YEARS ENDED     THREE MONTHS ENDED
                                    DECEMBER 31,              MARCH 31,
                                ----------------------  ----------------------
                                   1996        1997        1997        1998
                                ----------  ----------  ----------  ----------
                                                             (UNAUDITED)
Revenues:
  Gross revenues............... $  856,438  $  891,330  $  212,597    $195,610
  Less: promotional allowances.     56,249      63,733      15,099      15,763
                                ----------  ----------  ----------  ----------
    Net Revenue................    800,189     827,597     197,498     179,847
                                ----------  ----------  ----------  ----------
Expenses:
  Operating expenses...........    541,408     540,533     129,002     132,334
  Depreciation and
   amortization................     62,196      64,104      15,458      16,904
                                ----------  ----------  ----------  ----------
                                   603,604     604,637     144,460     149,238
                                ----------  ----------  ----------  ----------
Operating Profit Before Master
 Plan Asset Disposition,
 Preopening and Corporate
 Expense.......................    196,585     222,960      53,038      30,609
Master Plan Asset Disposition,
 Preopening and Other-
 Unconsolidated Affiliate......     57,269      28,566         --          --
Corporate Expense..............     10,022       3,424       1,489       2,451
                                ----------  ----------  ----------  ----------
Operating Income...............    129,294     190,970      51,549      28,158
                                ----------  ----------  ----------  ----------
Other Income (Expense):
  Interest and other, net......    (30,143)    (10,669)     (3,472)     (2,749)
                                ----------  ----------  ----------  ----------
Income Before Income Taxes and
 Extraordinary Item............     99,151     180,301      48,077      25,409
  Provision for income taxes...    (24,634)    (65,045)    (17,927)     (9,147)
                                ----------  ----------  ----------  ----------
Income Before Extraordinary
 Item..........................     74,517     115,256      30,150      16,262
Extraordinary Item:
  Loss on early extinguishment
   of debt, net of income tax
   benefits of $17,710 and
   $2,333......................    (30,811)     (4,238)        --          --
                                ----------  ----------  ----------  ----------
Net Income..................... $   43,706  $  111,018  $   30,150  $   16,262
                                ==========  ==========  ==========  ==========
Basic Income Per Share of
 Common Stock:
  Income before extraordinary
   item........................ $     1.41  $     2.00  $     0.52  $     0.28
  Extraordinary item--loss on
   early extinguishment of
   debt, net of income tax
   benefit.....................      (0.58)      (0.07)        --          --
                                ----------  ----------  ----------  ----------
  Net income per share......... $     0.83  $     1.93  $     0.52  $     0.28
                                ==========  ==========  ==========  ==========
Weighted Average Shares
 Outstanding...................     52,759      57,475      57,836      57,990
                                ==========  ==========  ==========  ==========
Diluted Income Per Share of
 Common Stock:
  Income before extraordinary
   item........................ $     1.38  $     1.96  $     0.51  $     0.28
  Extraordinary item--loss on
   early extinguishment of
   debt, net of income tax
   benefit.....................      (0.57)      (0.07)        --          --
                                ----------  ----------  ----------  ----------
  Net income per share......... $     0.81  $     1.89  $     0.51  $     0.28
                                ==========  ==========  ==========  ==========
Weighed Average Shares
 Outstanding...................     54,257      58,835      58,772      58,775
                                ==========  ==========  ==========  ==========
HISTORICAL SELECTED BALANCE
 SHEET INFORMATION:
                                   AT DECEMBER 31,          AT MARCH 31,
                                ----------------------  ----------------------
                                   1996        1997        1997        1998
                                ----------  ----------  ----------  ----------
Working capital................ $   35,937  $  (10,699) $   25,584  $  398,898
Total assets...................  1,287,689   1,398,374   1,242,950   1,872,259
Total assets less excess of
 purchase price over fair
 market value of net assets
 acquired, net.................  1,248,067   1,359,776   1,203,584   1,833,917
Current and long-term
 indebtedness..................     94,022      68,365     103,613     566,037
Stockholders' equity...........    973,382   1,101,622   1,006,548   1,117,248

  Pro Forma Financial Information. The following unaudited pro forma summary consolidated financial information gives effect to the purchase of 6,000,000 Shares pursuant to the Offer, based on certain assumptions described in the Notes to Pro Forma Summary Consolidated Financial Information as if such purchase had occurred on January 1, 1997 and January 1, 1998, with respect to income statement data, and on December 31, 1997 and March 31, 1998, with respect to balance sheet data. The pro forma financial information should be read in conjunction with the historical consolidated financial information incorporated herein by reference and does not purport to be indicative of the results that would actually have been obtained had the purchase of such Shares pursuant to the Offer been completed at the dates indicated or that may be obtained in the future.

                        MGM GRAND, INC. AND SUBSIDIARIES

              PRO FORMA SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                   FOR THE YEAR ENDED     THREE MONTHS ENDED
                                   DECEMBER 31, 1997        MARCH 31, 1998
                                  --------------------- ------------------------
                                                AS                      AS
                                   ACTUAL   ADJUSTED(1)  ACTUAL   ADJUSTED(1)(4)
                                  --------  ----------- --------  --------------
Revenues:
  Gross revenue.................  $891,330   $891,330   $195,610     $195,610
  Less: promotional allowances..    63,733     63,733     15,763       15,763
                                  --------   --------   --------     --------
    Net Revenue.................   827,597    827,597    179,847      179,847
                                  --------   --------   --------     --------
Expenses:
  Operating expenses............   540,533    540,533    132,334      132,334
  Depreciation and amortization.    64,104     64,104     16,904       16,904
                                  --------   --------   --------     --------
                                   604,637    604,637    149,238      149,238
                                  --------   --------   --------     --------
Operating Profit Before Master
 Plan Asset
  Disposition and Corporate
   Expense......................   222,960    222,960     30,609       30,609
Master Plan Asset Disposition...    28,566     28,566        --           --
Corporate Expense...............     3,424      3,424      2,451        2,451
                                  --------   --------   --------     --------
Operating Income................   190,970    190,970     28,158       28,158
                                  --------   --------   --------     --------
Other Income (Expense):
  Interest and other, net.......   (10,669)   (16,608)    (2,749)      (4,679)
                                  --------   --------   --------     --------
Income Before Income Taxes and
 Extraordinary Item.............   180,301    174,362     25,409       23,479
  Provision for income taxes....   (65,045)   (62,907)    (9,147)      (8,452)
                                  --------   --------   --------     --------
Income Before Extraordinary
 Item...........................   115,256    111,455     16,262       15,027
Extraordinary Item:
  Loss on early extinguishment
   of debt, net of income tax
   benefit of $2,333............    (4,238)    (4,238)       --           --
                                  --------   --------   --------     --------
Net Income......................  $111,018   $107,217   $ 16,262     $ 15,027
                                  ========   ========   ========     ========
Basic Income Per Share of Common
 Stock:
  Income before extraordinary
   item.........................  $   2.00   $   2.17   $   0.28     $   0.29
  Extraordinary item-loss on
   early extinguishment of debt,
   net of income tax benefit....     (0.07)     (0.08)       --           --
                                  --------   --------   --------     --------
  Net Income per share..........  $   1.93   $   2.09   $   0.28     $   0.29
                                  ========   ========   ========     ========
Weighted Average Shares
 Outstanding....................    57,475     51,475     57,990       51,990
                                  ========   ========   ========     ========
Diluted Income Per Share of
 Common Stock:
  Income before extraordinary
   item.........................  $   1.96   $   2.11   $   0.28     $   0.28
  Extraordinary item-loss on
   early extinguishment of debt,
   net of income tax benefit....     (0.07)     (0.08)       --           --
                                  --------   --------   --------     --------
  Net Income per share..........  $   1.89   $   2.03   $   0.28     $   0.28
                                  ========   ========   ========     ========
Weighted Average Shares
 Outstanding....................    58,835     52,835     58,775       52,775
                                  ========   ========   ========     ========

PRO FORMA SELECTED BALANCE SHEET INFORMATION:

                            AT DECEMBER 31, 1997          AT MARCH 31, 1998
                          -------------------------- ----------------------------
                            ACTUAL    AS ADJUSTED(2)   ACTUAL   AS ADJUSTED(2)(4)
                          ----------  -------------- ---------- -----------------
Working capital.........  $  (10,699)   $  (10,699)  $  398,898    $  188,298
Total assets............   1,398,374     1,398,374    1,872,259     1,661,659
Total assets less excess
 of purchase price over
 fair market value of
 net assets acquired,
 net....................   1,359,776     1,359,776    1,833,917     1,623,317
Current and long-term
 indebtedness...........      68,365       278,965      566,037       566,037
Stockholders' equity....   1,101,622       891,022    1,117,248       906,648
Other Data:
Book value per share(3).  $    19.00    $    17.14   $    19.26    $    17.44

--------
(1) Interest expense, capitalized interest, interest income, and the provision for income taxes have been adjusted as if the repurchase of 6,000,000 Shares for approximately $210.6 million occurred on January 1, 1997 and January 1, 1998, respectively, financed by a drawdown under the Company's Senior Reducing Revolving Credit Facility (the "Credit Facility").

(2) The pro forma balance sheet amounts for both periods were adjusted for the 6,000,000 Share repurchase at an approximate cost of $210.6 million, including transaction fees. The pro forma balance sheet amount for December 31, 1997 was adjusted to reflect a drawdown under the Company's Credit Facility.

(3) Book value per Share was calculated by dividing total stockholders' equity by the number of Shares outstanding. The pro forma book value per Share amounts for both periods were adjusted for the 6,000,000 Share repurchase at an approximate cost of $210.6 million, including transaction fees.

(4) Assumes repayment of the Credit Facility with proceeds from the issuance of the $500 million Senior Collateralized Notes.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated:

                           YEAR ENDED DECEMBER 31,    THREE MONTHS ENDED MARCH 31,
                         ---------------------------- ----------------------------
                          1996   1997       1997       1997   1998       1998
                         ------ ------ -------------- ------ ------ --------------
                         ACTUAL ACTUAL AS ADJUSTED(2) ACTUAL ACTUAL AS ADJUSTED(2)
Ratio of Earnings to
 Fixed Charges(1).......  2.78  10.11       5.96      10.39   3.26       2.74

--------
(1) For purposes of computing the foregoing ratios: (i) "Earnings" consist of income from continuing operations before income taxes and fixed charges, adjusted to exclude capitalized interest, and (ii) "Fixed Charges" consist of interest, whether expensed or capitalized, amortization of debt discount and issuance costs, the Company's proportionate share of the interest cost of 50% owned joint ventures (such as the limited liability company which owns New York-New York) and the estimated interest component of rental expense.

(2) Interest expense, capitalized interest, interest income, and the provision for income taxes have been adjusted as if: (i) the repurchase of 6,000,000 Shares for approximately $210.6 million occurred on January 1, 1997 and January 1, 1998, respectively; (ii) the repurchase was financed by a drawdown under the Company's Credit Facility; and (iii) the drawdown under the Credit Facility was subsequently repaid with proceeds from the $500 million Senior Collateralized Notes.

  Additional Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's stockholders and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

12. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

  The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from such exchange.

  The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

  The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming subject to deregistration under the Exchange Act.

13. CERTAIN LEGAL MATTERS

  The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  In General. The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. As discussed below, depending upon a stockholder's particular circumstances, the Company's purchase of such stockholder's Shares pursuant to the Offer may be treated either as a sale or a dividend for United States federal income tax purposes. Accordingly, such a purchase generally will be referred to in this section of the Offer to Purchase as an "exchange" of Shares for cash.

  Scope. This summary does not apply to Shares acquired as compensation (including Shares acquired upon the exercise of Options or which were or are subject to forfeiture restrictions). The summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. For purposes of this summary, a "Stockholder" is a holder of shares that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, or (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. This discussion does not address the tax consequences to foreign stockholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such stockholders are generally taxed in a manner similar to United States Holders; however, certain special rules apply. Foreign stockholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld.

  THE SUMMARY DISCUSSION SET FORTH HEREIN IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE OF SHARES PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR SITUATION AND CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION

CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER, INCLUDING THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED HEREIN.

  Characterization of the Sale. An exchange of Shares by a Stockholder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences of such exchange to a Stockholder may vary depending upon the Stockholder's particular facts and circumstances. Under Sections 302 and 304 of the Code, an exchange of Shares by a Stockholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a deemed distribution by the Company with respect to Shares continued to be held (or deemed to be held) by the tendering Stockholder) if the receipt of cash upon such exchange (i) is "substantially disproportionate" with respect to the Stockholder, (ii) results in a "complete termination" of the Stockholder's interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the Stockholder. These tests (the "Section 302 tests") are explained more fully below.

  If any of the Section 302 tests is satisfied, and the sale of the tendered Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering Stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the Stockholder pursuant to the Offer and the Stockholder's adjusted tax basis in the Shares sold pursuant to the Offer. Such capital gain or loss will generally be long-term capital gain or loss if the tendering Stockholder held the tendered Shares for more than 12 months. Under current law, any such gain or loss recognized by individuals, trusts or estates will be subject to a maximum 20% tax rate, if the Shares have been held for more than eighteen months. Any such gain will be subject to a maximum 28% tax rate, if the Shares have been held for more than one year but not more than eighteen months (the "mid-term rate").

  On June 25, 1998, the House of Representatives passed the IRS Restructuring and Reform Act of 1998 (the "IRS Reform Act") which contains a provision that would eliminate the mid-term rate and apply the 20% maximum rate to all gains recognized by individual taxpayers on the sale of capital assets held for more than 12 months. The Senate is expected to vote on the IRS Reform Act in early July. This provision would apply retroactively to the sale or disposition of a capital asset occuring after December 31, 1997. In addition, Representative Newt Gingrich has introduced separate proposed legislation (the "Proposed Legislation") that is not part of the IRS Reform Act which would additionally lower the maximum tax rate on sales of capital assets held for more than 12 months by individuals to 15% effective June 24, 1998. No assurance can be given as to whether or not either the IRS Reform Act or the Proposed Legislation will be enacted into law and what their respective effective dates will be, if enacted. Prospective investors are urged to consult their own tax advisors regarding the IRS Reform Act and the Proposed Legislation.

  If none of the Section 302 tests is satisfied, then, to the extent the Company's current and accumulated earnings and profits, the tendering Shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the Stockholder pursuant to the Offer (without reduction for the adjusted tax basis of the Shares sold pursuant to the Offer), no loss will be recognized, and (subject to reduction as described below for corporate Stockholders eligible for the dividends-received deduction) the tendering Stockholder's adjusted tax basis in the Shares exchanged pursuant to the Offer will be added to such Stockholder's adjusted tax basis in its remaining Shares, if any. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular Stockholder, and thus no assurance can be given that any particular Stockholder will not be treated as having received a dividend taxable as ordinary income. If the exchange of Shares by a Stockholder is not treated as a sale or exchange for federal income tax purposes, any cash received for Shares pursuant to the Offer in excess of the current and accumulated earnings and profits of the Company will be treated, first, as a nontaxable return of capital to the extent of the Stockholder's Shares, and thereafter, as taxable capital gain, to the extent the cash received exceeds such basis.

  Constructive Ownership of Stock. In determining whether any of the Section 302 tests is satisfied, Stockholder must take into account not only the Shares which are actually owned by the Stockholder, but also Shares which are constructively owned by the Stockholder by reason of the attribution rules contained in Section 318 of the Code, as modified by Section 304 of the Code. Under Section 318 of the Code, as so modified, a Stockholder may be treated as owning (i) Shares that are actually owned, and in some cases constructively owned, by certain related individuals or entities in which the Stockholder owns an interest, or, in the case of Stockholders that are entities, by certain individuals or entities that own an interest in the Stockholder, and (ii) Shares which the Stockholder has the right to acquire by exercise of an option or a conversion right contained in another instrument held by the Stockholder. Contemporaneous dispositions or acquisitions of Shares by a Stockholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the
Section 302 tests has been satisfied in connection with Shares sold pursuant to the Offer. EACH STOCKHOLDER SHOULD BE AWARE THAT BECAUSE PRORATION MAY OCCUR IN THE OFFER, EVEN IF ALL THE SHARES ACTUALLY AND CONSTRUCTIVELY OWNED BY A STOCKHOLDER ARE TENDERED PURSUANT TO THE OFFER, FEWER THAN ALL OF SUCH SHARES MAY BE PURCHASED BY THE COMPANY. THUS, PRORATION MAY AFFECT WHETHER A SALE BY A STOCKHOLDER PURSUANT TO THE OFFER WILL MEET ANY OF THE SECTION 302 TESTS.

  Section 302 Tests. One of the following tests must be satisfied in order for the exchange of Shares pursuant to the Offer to be treated as a sale or exchange for federal income tax purposes.

a. Substantially Disproportionate Test. The receipt of cash by a Stockholder will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the Stockholder immediately following the exchange of Shares pursuant to the Offer (treating as not being outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such Stockholder immediately before the exchange of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer). Stockholder should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation and circumstances.

b. Complete Termination Test. The receipt of cash by Stockholder will be a "complete termination" of the Stockholder's interest in the Company if either (i) all of the Shares actually and constructively owned by the Stockholder are exchanged pursuant to the Offer, or (ii) all of the Shares actually owned by the Stockholder are exchanged pursuant to the Offer and, with respect to the Shares constructively owned by the Stockholder which are not exchanged pursuant to the Offer, the Stockholder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in Section 302(c) of the Code. Stockholders considering making such a waiver should do so in consultation with their own tax advisors.

c. Not Essentially Equivalent to a Dividend Test. Even if the receipt of cash by a Stockholder fails to satisfy the "substantially disproportionate" test and the "complete termination" test, a Stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the Stockholder's exchange of Shares pursuant to the Offer results in a "meaningful reduction" in the Stockholder's proportionate interest in the Company. Whether the receipt of cash by a Stockholder who exchanges shares pursuant to the offer will be "not essentially equivalent to a dividend" will depend upon the Stockholder's particular facts and circumstances. The IRS has indicated in published Revenue Rulings that even a small reduction in the proportionate interest of a small minority Stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." The IRS held, for example, in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a Stockholder in a publicly held corporation from .0001118% to .0001081% (a reduction of only 3.3% in the Stockholder's prior percentage ownership interest) would constitute a "meaningful reduction." Stockholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application to their particular situation and circumstances.

  If a United States Holder sells Shares to persons other than the Company at or about the time such holder also exchanges Shares pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the holder's exchange of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

  Corporate Shareholder Dividend Treatment. If an exchange of Shares pursuant to the Offer by a corporate Stockholder is treated as a dividend, the corporate Stockholder may be entitled to claim a deduction in an amount equal to 70% of the gross dividend under Section 243 of the Code, subject to applicable limitations. Corporate Stockholder s should consider the effect of Section 246(c) of the Code, which disallows the 70% dividends-received deduction with respect to any dividend on any share of stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other hedging transactions. Moreover, under Section 246A of the Code, if a corporate Stockholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the Stockholder's total adjusted tax basis in the Shares.

  In addition, as a result of changes made by the Taxpayer Relief Act of 1997, any amount received by a corporate Stockholder pursuant to the Offer that is treated as a dividend will constitute an "extraordinary dividend" under Section 1059 of the Code (except as may otherwise be provided in regulations yet to be promulgated by the Treasury Department). Accordingly, a corporate Stockholder would be required under Section 1059(a) of the Code to reduce its adjusted tax basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed), and, if such portion exceeds the Stockholder's adjusted tax basis in its Shares, to treat the excess as gain from the sale of such Shares in the year in which the dividend is received. These basis reduction and gain recognition rules would be applied by taking account only of the Stockholder's adjusted tax basis in the Shares that were sold, without regard to other Shares that the Stockholder may continue to own. Corporate Stockholders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to any dividends which may be treated as paid with respect to Shares sold pursuant to the offer.

  The Company cannot predict whether or to what extent the Offer will be over-subscribed. If the Offer is oversubscribed, proration of the tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a Stockholder can be given no assurance that a sufficient number of such Stockholder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

  If a Stockholder who exchanges Shares pursuant to the Offer is not treated under Section 302 as having sold such holder's Shares for cash, the entire amount of cash received by such Stockholder will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, which the Company anticipates will be sufficient to cover the amount of any such dividend and will be includible in the Stockholder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged. No loss will be recognized. The Stockholder's tax basis in the Shares exchanged generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate Stockholder, such Stockholder will be, (i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a Stockholder exceeds the Company's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the Shares and thereafter as capital gain.

  Foreign Stockholders. The Company will withhold United States federal income tax at a rate of 30% from the gross proceeds paid pursuant to the Offer to a foreign stockholder or his agent, unless the Company determines that such foreign stockholder is entitled to a reduced rate of withholding is pursuant to an applicable income tax treaty or to an exemption from withholding because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign Shareholder within the United States. For this purpose, a foreign stockholder is any stockholder of the Company that is not (i) a citizen or resident alien individual of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions relating to the trust.

  Generally, the determination of whether a reduced rate of withholding is available pursuant to an applicable income tax treaty is made by reference to a foreign stockholder's address or to a properly completed IRS Form 1001 furnished by the stockholder, and the determination of whether an exemption from withholding is available on the ground that gross proceeds paid to a foreign stockholder are effectively connected with a United States trade or business is made on the basis of a properly completed IRS Form 4224 furnished by the stockholder. The Company will determine a foreign stockholder's eligibility for a reduced rate of, or exemption from, withholding by reference to the stockholder's address and any IRS Forms 1001 or 4224 submitted to the Company by the stockholder unless facts and circumstances indicate that such reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the Company.

  A foreign stockholder with respect to whom tax has been withheld may be eligible for a refund from the IRS of all or a portion of the withheld tax if the stockholder satisfies one of the Section 302 tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax is due. Foreign stockholder s are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and details of the refund procedure.

  Backup Withholding. See Section 3 with respect to the application of United States federal income tax backup withholding.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

  The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designated to inform stockholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Manager's fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES

  The Company has retained Merrill Lynch & Co. ("Merrill Lynch") to act as the Dealer Manager in connection with the Offer. Merrill Lynch will receive pre-determined compensation for its services as Dealer Manager. Merrill Lynch has agreed to cover all of its reasonable expenses incurred in connection with the Offer. The Company has agreed to indemnify Merrill Lynch against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Merrill Lynch has rendered various investment banking and other advisory services to the Company in the past, for which they have received customary compensation, and can be expected to render similar services to the Company in the future. The Company has retained ChaseMellon Shareholder Services, LLC as Information Agent and as Depositary in connection with the Offer, and will pay reasonable and customary compensation for its services in such capacities. The Company will also reimburse the Information Agent and the Depositary for out-of-pocket expenses and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Dealer Manager and Information Agent may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

  The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than the Dealer Manager) for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17. MISCELLANEOUS

  The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the

Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning the Company.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                          MGM Grand, Inc.

July 2, 1998

                                  SCHEDULE I

                     CERTAIN TRANSACTIONS INVOLVING SHARES

  Except as set forth below, based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiary of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to July 2, 1998.

1. James J. Murren, Executive Vice President and Chief Financial Officer of the Company purchased 3,000 Shares in the open market on May 5, 1998, for $34.00 per Share.

  A properly completed Letter of Transmittal (or a manually signed facsimile thereof) and certificates for the Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       THE DEPOSITARY FOR THE OFFER IS:

                     CHASEMELLON SHAREHOLDER SERVICES, LLC

           By Mail:                By Overnight Courier:             By Hand:
         P.O. Box 3301              85 Challenger Road       120 Broadway, 13th Floor
 South Hackensack, N.J. 07606         Mail Drop-Reorg          New York, N.Y. 10271
  Attn: Reorganization Dept.    Ridgefield Park, N.J. 07660 Attn: Reorganization Dept.
                                Attn: Reorganization Dept.

                   By Facsimile Transmission: (201) 296-4293

        Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                (201) 296-4860

  Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, at the telephone number and address below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                     CHASEMELLON SHAREHOLDER SERVICES, LLC
                             450 West 33rd Street
                                  14th Floor
                           New York, New York 10001
                                (800) 953-2497
                Banks and Brokers Call Collect: (212) 273-8080

                     THE DEALER MANAGER FOR THE OFFER IS:

                              MERRILL LYNCH & CO.
                            World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                         (212) 449-8971 (call collect)

July 2, 1998